UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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❒	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Summit Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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P. O. Box 179
300 N. Main Street
Moorefield, West Virginia 26836

April 10, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Group, Inc. (the “Company”), a West Virginia corporation, which will be held on Thursday, May 18, 2006, at 1:00 p.m., EDT, at the Company’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid. If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call Teresa Sherman, Director of Shareholder Relations, (304) 530-1000.

You will be asked at the Meeting to elect five (5) directors to serve until 2009, and to ratify the selection of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

You are urged to read the accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Company and the independent registered public accounting firm of the Company.

Very truly yours,

Oscar M. Bean
Chairman of the Board

___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________________________________

TIME	1:00 p.m., EDT, on May 18, 2006

PLACE	Summit Financial Group, Inc. Corporate Office 300 N. Main Street Moorefield, West Virginia 26836

ITEMS OF BUSINESS
(1) To elect five (5) directors to serve until 2009;

(2) To ratify the selection of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

(3) To transact such other business as may properly come before the Meeting. The Board of Directors at present knows of no other business to come before the Annual Meeting.

RECORD DATE	Only those shareholders of record at the close of business on March 31, 2006 shall be entitled to notice and to vote at the Meeting.
ANNUAL REPORT	Our 2005 Annual Report, which is not a part of the proxy materials, is enclosed.

PROXY VOTING
It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

April 10, 2006	Oscar M. Bean Chairman of the Board

TABLE OF CONTENTS                                                                                        Page

PROXY STATEMENT	1
Principal Executive Office of the Company	1
Shareholders Entitled to Vote	1
Multiple Shareholders Sharing the Same Address	1
Proxies	1
Vote By Mail	1
Voting at the Annual Meeting	1
Voting on Other Matters	2
Required Vote	2
Cost of Proxy Solicitation	2
Shareholder Account Maintenance	3
Section 16(a) Beneficial Ownership Reporting Compliance	3
GOVERNANCE OF THE COMPANY	4
Board and Committee Membership	4
Executive Committee	4
Audit and Compliance Committee	4
Compensation and Nominating Committee	5
Related Party Transactions	7
Fees and Benefit Plans for Directors	7
Fees	7
Health Insurance	7
Directors’ Deferral Plan	7
Shareholder Communication with Directors	8
Board Member Attendance at Annual Meeting	8
Corporate Governance	8
Director Resignation	8
ITEM 1 -- ELECTION OF DIRECTORS	10
Security Ownership of Directors and Officers	10
NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2009	11
DIRECTORS WHOSE TERMS EXPIRE IN 2008	12
DIRECTORS WHOSE TERMS EXPIRE IN 2007	13
ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
PRINCIPAL SHAREHOLDER	15
AUDIT AND COMPLIANCE COMMITTEE REPORT	16
Fees to Arnett & Foster, PLLC	16
Audit and Compliance Committee	17
EXECUTIVE OFFICERS	18

i

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION	19
Duties of the Compensation and Nominating Committee	19
Overview of Compensation Philosophy	19
Salaries	19
Annual Incentive Compensation	19
Long-Term Incentive Compensation	19
Setting Executive Compensation	20
Salaries	20
Annual Incentive Compensation	20
Long-Term Incentive Compensation	21
Officer Stock Option Plan	21
Supplemental Executive Retirement Plan	21
Plans Covering All Employees	22
Employee Stock Ownership Plan	22
401(k) Profit Sharing Plan	22
Evaluation of Executive Performance	22
Compensation of the President and CEO	22
Conclusion	23
Compensation and Nominating Committee	23

COMPENSATION OF NAMED EXECUTIVE OFFICERS	24
Cash Compensation	24
Summary Compensation Table	24

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION FOR YEAR 2005	25
STOCK OPTION GRANTS IN 2005	25
STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE	26
Granting of Fully Vested Options and Acceleration of Options	26

SUMMARY OF COMPENSATION AGREEMENTS	27
Compensation Agreements - Mr. Maddy	27
Employment Agreement	27
Change In Control Agreement	28
Compensation Agreements - Messrs. Miller and Robertson	29
Compensation Agreements - Messrs. Frye, Jennings and Tissue	31
Compensation and Nominating Committee Interlocks and Insider Participation	33

SHAREHOLDER RETURN PERFORMANCE GRAPH	34
REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS	35
Stock Transfers	35
ANNUAL REPORT	36
FORM 10-K	36
APPENDIX A - COMPENSATION AND NOMINATING COMMITTEE CHARTER

ii

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Summit Financial Group, Inc. (“Summit,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2006 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 18, 2006, beginning at 1:00 p.m. The meeting will be held at Summit’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 10, 2006.

Principal Executive Office of the Company

The principal executive office of the Company is 300 North Main Street, Moorefield, West Virginia 26836.

Shareholders Entitled to Vote

Holders of record of Summit common shares at the close of business on March 31, 2006, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 7,134,920 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Multiple Shareholders Sharing the Same Address

Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact Teresa Sherman, Director of Shareholder Relations, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or by telephone at (304) 530-1000, or by e-mail at tsherman@summitfgi.com.

Proxies

Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

On the record date, there were 7,134,920 shares of common stock outstanding which are held by approximately 1,365 shareholders of record. A majority of the outstanding shares of Summit Financial Group, Inc. will constitute a quorum at the meeting.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2006 Annual Meeting, the total number of directors to be elected is five (5) in the class expiring in 2009. Each shareholder has the right to cast five (5) votes for each share of stock held on the record date.

If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees for each class. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of Summit Financial Group, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

For purposes of approving Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2006, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the approval of Arnett & Foster, PLLC.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our transfer agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
www.rtco.com
(800) 368-5948

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers, and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in Summit shares with the SEC. Based on our records and other information, in 2005, all directors, officers, and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements under
Section 16(a), except as follows: James M. Cookman had one late report relating to four transactions; Frank A. Baer, III had one late report relating to five transactions; Julie R. Cook had one late report relating to the filing of her Form 3 and one late report relating to the grant of stock options. H. Charles Maddy, III, Scott C. Jennings, Robert S. Tissue, Patrick N. Frye, C. David Robertson, Ronald F. Miller, and Douglas R. Mitchell each had one late report relating to one (1) transaction. The late reports for Messrs. Maddy, Jennings, Tissue, Frye, Robertson, Miller and Mitchell and one of Ms. Cook’s late reports related to the grant of stock options and were inadvertently filed one day late.

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2005, the Board of Directors met four (4) times. All of our Directors attended 75% or more of the meetings of the Board and the meetings held by committees of the Board on which the directors served in 2005, with the exception of Frank A. Baer, III and Dewey Bensenhaver.

The Company has a standing Executive Committee, Audit and Compliance Committee, and a Compensation and Nominating Committee.

The directors that meet the independence requirement of the NASDAQ Marketplace Rules are: Frank A. Baer, III, Dewey F. Bensenhaver, James M. Cookman, John W. Crites, James P. Geary, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle, Gerald W. Huffman, Duke A. McDaniel, G. R. Ours, Jr. and Charles S. Piccirillo. Harold K. Michael, a member of the Board of Directors until his resignation on February 10, 2006, also satisfied the independence requirement of the NASDAQ Marketplace Rules.

Executive Committee

The Executive Committee, on an as needed basis, approves loans above specified limits and performs such duties and exercises such powers as delegated to it by the Company’s Board of Directors. The members of the Company’s Executive Committee are Oscar M. Bean, Chairman, H. Charles Maddy, III, John W. Crites, Charles S. Piccirillo, Ronald F. Miller, Duke A. McDaniel, Patrick N. Frye, G. R. Ours, Jr., James P. Geary, and Gary Hinkle. C. David Robertson is a non-voting member of the Executive Committee. The Executive Committee met ten (10) times in 2005. Phoebe F. Heishman and Thomas J. Hawse, III both served as alternates.

Audit and Compliance Committee

The Audit and Compliance Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the quality and integrity of Summit’s financial reports. This entails:

•	Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Providing direction to and oversight of the Company’s internal audit function.

•	Reviewing and appraising the efforts of the Company’s independent auditors.

•	Maintaining a free and open means of communication between directors, internal audit staff, independent auditors, and management.

The Audit and Compliance Committee has adopted a written charter.

Current members of this committee are Thomas J. Hawse, III, Chairman, John W. Crites, Gerald W. Huffman, and Charles S. Piccirillo. Harold K. Michael served on the Audit and Compliance Committee until his resignation on February 10, 2006. The Audit and Compliance Committee charter requires that the committee be comprised of five (5) directors. The Board of Directors is in the process of appointing a new member to the Audit and Compliance Committee to fill the vacancy created by Mr. Michael’s resignation. The Audit and Compliance Committee met six (6) times in 2005.

Under the NASDAQ Marketplace Rules’ definition of independence, all current and former members of the Audit and Compliance Committee are independent.

Pursuant to the provisions of the Sarbanes-Oxley Act, which was enacted in 2002, the SEC adopted rules requiring companies to disclose whether or not at least one member of the Audit and Compliance Committee is an “audit committee financial expert” as defined in such rules.

Under the SEC rules, an “audit committee financial expert” has the following attributes:

• An understanding of generally accepted accounting principles and financial statements.

• An ability to assess the general application of accounting principles generally accepted in the United States of America in connection with the accounting for estimates, accruals and reserves.

• Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities.

• An understanding of internal controls and procedures for financial reporting; and

• An understanding of audit committee functions.

A person must possess all of the above attributes to qualify as an audit committee financial expert.

The Board of Directors has determined no member of the Audit and Compliance Committee possesses all of the above five attributes so as to be deemed an “audit committee financial expert” under the SEC rules.

However, John W. Crites and Thomas J. Hawse, III each qualify as a “financial expert” under the NASDAQ Marketplace Rules, which standards are different from the SEC rules. Under the NASDAQ Marketplace Rules, a “financial expert” must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Mr. Crites and Mr. Hawse have the necessary experience to qualify them as “financial experts” under the NASDAQ Marketplace Rules.

For information concerning the audit fees paid by the Company in 2005 and for information about the Company’s independent auditors generally, see the Audit and Compliance Committee Report on page 16 of these Annual Meeting materials.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of a minimum of 4 directors. The current members of the Compensation and Nominating Committee are Oscar M. Bean, John W. Crites, James P. Geary, Gary L. Hinkle, Thomas J. Hawse, III, Charles S. Piccirillo, Phoebe F. Heishman and Dewey Bensenhaver. All members of the Compensation and Nominating Committee except Oscar M. Bean are independent, as independence is defined under the NASDAQ Marketplace Rules. The Company expects that Mr. Bean will be independent under the NASDAQ Marketplace Rules in April, 2007.

The NASDAQ Marketplace Rules permit the appointment of one non-independent member to the Compensation and Nominating Committee if the Committee consists of at least three members and the non-independent member is not a current officer or employee of the Company or a family member of an officer or employee of the Company. In order for a non-independent individual to be appointed to the Compensation and Nominating Committee, the Board of Directors of the Company must determine that such individual’s membership on the Committee is required by the best interests of the Company and its shareholders. For the following reasons, the Board of Directors believes the appointment of Mr. Bean is in the best interest of the Company’s shareholders: (i) Mr. Bean possesses the highest personal and professional integrity, (ii) Mr. Bean demonstrates exceptional ability and judgment, and (iii) Mr. Bean has and will continue to serve the long-term interest of the Company. In addition, Mr. Bean is not a current officer or employee of the Company and is not a family member of an officer or employee of the Company.

The Compensation and Nominating Committee met five (5) times in 2005.

One purpose of the Committee is to assist the board in (i) identifying qualified individuals to become board members, (ii) determining the composition of the board of directors and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing the Company's corporate governance guidelines.

In determining nominees for the Board of Directors, the Compensation and Nominating Committee selects individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment. The Committee also selects individuals who are most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Compensation and Nominating Committee determines, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board of Directors and may consider the current composition of the Board of Directors in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

The Compensation and Nominating Committee does not have a specific policy with regard to the consideration of persons nominated for Directors by shareholders. The Articles of Incorporation of the Company describe the procedures that a shareholder must follow to nominate persons for election as Directors. For more information regarding these procedures, see Requirements, Including Deadline for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders on page 35 of these Annual Meeting materials. The Compensation and Nominating Committee will consider nominees for Director recommended by shareholders provided the procedures set forth in the Articles of Incorporation of the Company are followed by shareholders in submitting recommendations. The Committee does not intend to alter the manner in which it evaluates nominees, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

With regard to the Compensation and Nominating Committee’s specific nominating responsibilities, see a copy of its current charter attached to this Proxy Statement as Appendix A.

Another purpose of the Compensation and Nominating Committee is to establish the salary and the other compensation of the President and CEO of the Company. The Committee also reviews and approves the salary recommendation of the Company’s CEO concerning the other Executive Officers. For more information regarding the Committee’s philosophy and evaluation of executive performance, see Report of the Compensation and Nominating Committee on Executive Compensation on page 19 of these Annual Meeting materials.

Related Party Transactions

Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with Summit Community Bank and Shenandoah Valley National Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Fees and Benefit Plans for Directors

Fees. Directors of the Company received $1,000 per board meeting attended in 2005. Non-employee Directors of the Company who serve on the Company’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended. Non-employee Directors serving on other Company Committees received $150 per committee meeting attended.

Members of the Board of Directors of the subsidiaries of the Company are paid an annual retainer fee based on the asset size of each subsidiary bank as of December 31st of the prior year and receive $125 for each meeting attended and $100 for each committee meeting attended. All of the members of the Board of Directors of the Company are also members of the Board of Directors of a bank subsidiary of the Company except Mr. Geary. Accordingly, all of the Directors of the Company except Mr. Geary receive fees from a bank subsidiary of the Company. In addition, Mr. Maddy is a member of the Board of Directors of each subsidiary bank of the Company and as such receives fees from each bank subsidiary.

If an individual is a member of the Board of Directors of the Company or any of its subsidiaries and is also an employee of the Company or any of its subsidiaries, then such director will be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such director will not be paid the fees for each committee meeting attended.

Health Insurance. Certain members of the Company’s Board of Directors receive health insurance coverage under the Company’s health insurance plan. This benefit is only available for directors originally elected to the Board prior to 1994. For those still receiving health insurance coverage, such coverage will be eliminated upon their retirement. The following members of the Board received the value of such coverage, net of premiums paid by the director, in the amounts indicated for 2005: Oscar M. Bean - $6,287; Dewey Bensenhaver - $8,902; John Crites - $6,234; James P. Geary - $5,815; Thomas Hawse, III - $8,890; Phoebe Heishman - $9,125; Gary Hinkle - $6,317; Gerald Huffman - $6,364; Duke McDaniel - $5,076; and G. R. Ours, Jr. - $4,361.

Directors’ Deferral Plan. Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned. The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds and Company stock. Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments. The Company’s subsidiaries have similar deferral plans for their directors.

On December 30, 2005, the Company and its subsidiaries amended the Directors’ Deferral Plans (the “Plans”) to conform the Plans to administrative guidance and the regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.

Shareholder Communication with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any of the individual Directors. Shareholders may send written communications to the Board of Directors or to any the individual Directors c/o Secretary, Summit Financial Group, Inc., P. O. Box 179, 300 N. Main Street, Moorefield, West Virginia 26836. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or to the individual Directors on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. Twelve (12) of seventeen (17) members of the Board of Directors in 2005 attended the 2005 Annual Meeting of Shareholders.

Corporate Governance

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Sarbanes-Oxley Act of 2002, among other things, establishes a number of new corporate governance standards and disclosure requirements. In addition, the Company is subject to the corporate governance and Marketplace Rules promulgated by NASDAQ. In light of the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ corporate governance and Marketplace Rules, Summit has a Compensation and Nominating Committee Charter and a Code of Ethics that applies to all directors, executive officers and employees of Summit Financial Group, Inc. and its subsidiaries. The Code of Ethics also contains supplemental provisions that apply to the Company’s Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer (the “Senior Financial Officers”). In addition, the Code of Ethics contains procedures for reporting violations of the Code of Ethics involving the Company’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters. A copy of the Code of Ethics is available on the Company’s website at www.summitfgi.com.

Director Resignation

On February 28, 2006, Thomas J. Hawse, III, Chairman of the Audit and Compliance Committee of the Company received an undated resignation letter with a stated effective date of February 10, 2006, together with a letter dated February 10, 2006 and attachments thereto from Harold K. Michael, a director of the Company. Mr. Michael’s resignation follows his notification by the Company that he would not be re-nominated by the Board of Directors for election at the Company’s 2006 Annual Meeting.

On March 3, 2006, the Company filed a Form 8-K with the SEC disclosing the Company’s belief as to the nature of Mr. Michael’s disagreement with the Company which led to his resignation. The Company did not believe Mr. Michael’s resignation letter expressly stated the nature of Mr. Michael’s disagreement with the Company. As discussed in the Company’s filing on Form 8-K dated March 3, 2006, the Company believed Mr. Michael resigned either because (i) he disagreed with the Board’s decision not to re-nominate him, (ii) he disagreed with the Company and the Board’s decisions relating to an investigation conducted by the Company’s Audit and Compliance Committee into certain matters brought to the Committee’s attention by Mr. Michael in August of 2005, or (iii) he disagreed with the Company and the Board’s decisions regarding the purchase of insurance for the Company.

The Company provided Mr. Michael with a copy of the disclosure made by the Company on Form 8-K. By law, Mr. Michael had an opportunity to furnish the Company with a letter stating whether he agrees with the statements made by the Company. On March 28, 2006, the Company received a letter dated March 27, 2006 from Mr. Michael indicating that he disagreed with the statements made by the Company. Mr. Michael also stated that he resigned because he believed the Board had failed to fulfill its fiduciary responsibilities to the Company’s shareholders to undertake an independent and comprehensive audit on matters involving the Company. The Company filed Mr. Michael’s letter dated March 27, 2006, in a Form 8-K/A dated March 30, 2006.

On February 10, 2006, the Board of Directors of the Company did not re-nominate Mr. Michael for election at the Company’s Annual Meeting. The Board based its decision on its belief that Mr. Michael did not support certain aspects of the Company’s strategic direction, including in particular its decision to enter into the insurance business.

In August of 2005, Mr. Michael wrote a letter to Mr. Hawse stating his concern that the general contractor retained by the Company on various Company construction projects had diverted materials purchased by the Company to other unrelated projects, specifically a project involving the construction of a garage for Mr. Michael. Upon receipt of Mr. Michael’s letter, Mr. Hawse, Chairman of the Company’s Audit and Compliance Committee, and Oscar Bean, Chairman of the Board of Directors of Summit, in conformity with the Company’s Code of Ethics for Directors, Officers, and Employees, immediately requested that the Company’s outside general counsel (“Counsel”) investigate the matters raised by Mr. Michael. In connection with the investigation, Counsel to the Company (i) interviewed Mr. Michael personally, (ii) reviewed relevant documents including available construction contracts, (iii) interviewed management, including the Company’s Chief Executive Officer and Chief Financial Officer who were not implicated by Mr. Michael, and (iv) prepared a memorandum to the Audit and Compliance Committee concerning the matters raised by Mr. Michael.

Based on the Audit and Compliance Committee’s review of the construction project costs and other relevant information, current internal controls relating to the bidding and management of the Company’s construction projects, management’s assessment of the likelihood of fraud, and the Memorandum concerning this matter prepared by the Company’s Counsel, the Audit and Compliance Committee decided that an audit would be time-consuming and expensive and would likely not result in information sufficient to determine if fraud had occurred. Moreover, based on its review, the Committee concluded that its investigation had not revealed credible evidence that fraud had occurred.

Mr. Michael served on the Audit and Compliance Committee for the Company. Throughout the years that Mr. Michael has served on the Board, the Company appreciated his participation and contributions. The Company believes that continued diverse input from all directors best serves the interests of the Company and its shareholders.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The terms of the Directors in each class expire at successive annual meetings. Five (5) Directors will be elected at our 2006 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2009. If the proposed nominees are elected, the Company will have a Board of Directors consisting of one class of six (6) directors each and two classes of five (5) directors.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors, with terms expiring in 2009, at the Annual Meeting: James M. Cookman, Thomas J. Hawse, III, Gary L. Hinkle, Gerald W. Huffman, and H. Charles Maddy, III.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected. To the extent permitted by applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board. The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

Security Ownership of Directors
and Officers

As of March 10, 2006, the nominees, and other Directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated on the following pages. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purposes.

All Directors and executive officers as a group owned 1,990,974 shares or 26.91% of the Company’s common stock as of March 10, 2006. Each director of the Company is required to own a minimum of 2,000 shares of the Company’s common stock. Ownership is defined as shares held solely in the director’s name, shares held through the Company’s employee stock ownership plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement, and shares owned by a company where the director owns a controlling interest. Shares held jointly by a director and the director’s spouse are counted when determining whether a director owns 2,000 shares of the Company’s common stock as long as the director owns stock in his or her own name with a minimum value of at least $500, which is the minimum imposed by West Virginia law. Directors who are also employees of the Company or its subsidiaries are exempt from this requirement.

The Company requires that all directors retire at the end of the term during which the director attains the age of 70. However, pursuant to the Merger Agreement with Potomac Valley Bank, the Company agreed that Messrs. Geary, McDaniel and Ours, Jr. would be exempt from the Company’s mandatory retirement requirement. These individuals must retire at the end of the term during which they attain the age of 80.

Name and Age as of the May 18, 2006 Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2006
NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2009
		Shares	%
James M. Cookman ………52

Director of Summit Financial Group since 1994. President of Cookman Insurance Group, Inc. President of Cookman Realty Group, Inc. Secretary/ Treasurer of Apex Developers, Inc. Member of BeaconNet, LLC. Member of Orchard View Estates, LLC. Director of Mutual Protective Association of West Virginia. Member of Grant County Development Authority. Member of Highland Estates, LLC. Vice President of Project Development of U.S. WindForce, LLC and Manager of West Virginia Land Sales, LLC.
		23,164(1)	*
Thomas J. Hawse, III ……..61

Director of Summit Financial Group since 1988. President of Hawse Food Market, Inc. Member of the Hardy County Rural Development Authority board. Also serves on the West Virginia Forest Management Review Commission.
		39,450(2)	*
Gary L. Hinkle ……………56	Director of Summit Financial Group since 1993. President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Corporation and H. T. Services, Inc.	271,000(3)	3.69%
Gerald W. Huffman……….61	Director of Summit Financial Group since 2000. President of Potomac Trucking & Excavation, Inc., Huffman Logging, Inc. and G&T Repair, Inc.	60,000	*
H. Charles Maddy, III …….43	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002, Chairman of the FHLB Audit Committee. Chairman of Summit Community Bank Board of Directors since 2002.	89,758(4)	1.22%

(1)	Includes 18,952 shares owned by Cookman Insurance Center, Inc. Retirement Plan and 3,792 shares owned by minor children.
(2)	Includes 1,500 shares owned by spouse, 4,000 shares owned by self-directed IRA FBO spouse, and 500 shares owned by minor children.
(3)	Includes 51,880 shares owned by Hinkle Trucking, Inc. and 4,560 shares owned by spouse.
(4)	Includes 1,172 shares owned by spouse, 17,220 fully vested shares held in Company’s ESOP and exercisable stock options for 64,800 shares.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 18, 2006 Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2006
DIRECTORS WHOSE TERMS EXPIRE IN 2008
		Shares	%
Frank A. Baer, III ………. 45	Director of Summit Financial Group since 1998. CEO of Commercial Insurance Services, an insurance brokerage firm. Vice President of M & B Properties, a real estate holding company.	24,019(1)	*
Patrick N. Frye ……….......47

Director of Summit Financial Group since 2000. Senior Vice President and Chief Credit Officer of Summit Financial Group, Inc., since December, 2003. President and CEO of Summit Community Bank from 1998 to 2004.
		32,893(2)	*
Duke A. McDaniel ………..67	Director of Summit Financial Group since 2000. Attorney at Law.	39,524	*
Ronald F. Miller ……..…...62	Director of Summit Financial Group since 1998. President and CEO of Shenandoah Valley National Bank since 1998.	41,549(3)	*
G. R. Ours, Jr ……………..74	Director of Summit Financial Group and Vice Chairman of the Board since 2000. Retired President of Petersburg Oil Co. Director of Summit Community Bank since 1974 and Chairman of the Board from 1995 to 2002.	231,000(4)	3.14%

(1)	Includes 592 shares owned by minor children and 8,323 shares owned by Commercial Insurance Services.
(2)	Includes 3,158 fully vested shares held in Company’s ESOP and exercisable stock options for 25,440 shares.
(3)	Includes 4,919 fully vested shares held in Company’s ESOP and exercisable stock options for 36,240 shares.
(4)	Includes 20,000 shares owned by spouse and 80,000 shares owned by children for whom director has continuous voting authority until rescinded.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 18, 2006 Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2006
DIRECTORS WHOSE TERMS EXPIRE IN 2007
		Shares	%
Oscar M. Bean …………....55

Director of Summit Financial Group since 1987, Chairman of the Board since 1995. Managing partner of Bean & Bean, Attorneys at Law. Foundation Board Member of Eastern West Virginia Community & Technical College since September, 2004.
		69,936(1)	*
Dewey F. Bensenhaver …...59	Director of Summit Financial Group since 2000. Physician in private practice. Owner of farming operation.	49,040(2)	*
John W. Crites ……...…….65	Director of Summit Financial Group since 1989. President of Allegheny Wood Products, Inc. and a partner in Allegheny Dimension, LLC. Principal stockholder of KJV Aviation, Inc.	532,316(3)	7.24%
James P. Geary ……………79	Director of Summit Financial Group since 2000. Managing Partner of the law firm of Geary & Geary. Sole stockholder of Landimer, Inc., a farming and real estate corporation.	211,350	2.87%
Phoebe F. Heishman ……...65	Director of Summit Financial Group since 1987, Secretary since 1995. Publisher and Editor of The Moorefield Examiner.	93,520(4)	1.27%
Charles S. Piccirillo ………51	Director of Summit Financial Group since 1998. Member in the law firm of Shaffer & Shaffer, PLLC; Partner, Lawoff Associates; President, Auggus Enterprises, Inc.	20,279(5)	*

(1)	Includes 4,840 shares owned by spouse, 3,944 shares owned by minor children.
(2)	Includes 4,769 shares owned by spouse, 13,544 shares owned by minor children, and 1,876 shares owned as a custodian for minor children.
(3)	Includes 191,240 shares owned by Allegheny Wood Products, Inc.
(4)	Includes 1,760 shares owned by spouse and 14,510 shares owned by children for whom she has a power of attorney.
(5)	Includes 400 shares owned by spouse.

* Indicates director owns less than 1% of the Company’s Common Stock.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Board of Directors has appointed Arnett & Foster, PLLC to serve as our independent registered public accounting firm for 2006 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2004 and 2005 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 16 of this Proxy Statement.

Representatives of Arnett & Foster, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Arnett & Foster, PLLC as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arnett & Foster, PLLC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The Board of Directors recommends a vote FOR the ratification of Arnett & Foster, PLLC as our independent registered public accounting firm for the year 2006.

PRINCIPAL SHAREHOLDER

The following table lists each shareholder of Summit who is the beneficial owner of more than 5% of Summit’s common stock as of March 10, 2006.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Common Stock	John W. Crites P. O. Box 867 Petersburg, WV 26847	532,316(1)	7.24%

(1) Includes 191,240 shares owned by Allegheny Wood Products, Inc. of which Mr. Crites is President.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of four independent directors. The members of the Audit and Compliance Committee are Thomas J. Hawse, III, Chairman, John W. Crites, Gerald W. Huffman, and Charles S. Piccirillo.

The Audit and Compliance Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2005, and discussed them with Management and the Company’s independent auditors, Arnett & Foster, PLLC. The Audit and Compliance Committee also has discussed with the independent auditors the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, as amended.

The Audit and Compliance Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1, and the Audit and Compliance Committee has discussed with the auditors their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2005, be included in the Company’s Annual Report on Form 10-K for 2005.

Fees To Arnett & Foster, PLLC

The following table presents fees for professional services rendered by Arnett & Foster, PLLC to perform an audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees for other services rendered by Arnett & Foster, PLLC during those periods:

	2005	2004
Audit Fees(1)	$204,000	$254,000
Audit-Related Fees(2)	15,000	13,000
Tax Fees(3)	10,000	10,000
All Other Fees(4)	-	2,000
Total Fees	$229,000	$279,000

(1) Audit Fees - These are fees for professional services performed by Arnett & Foster, PLLC associated with the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

(2) Audit-Related Fees - These are for assurance and related services performed by Arnett & Foster, PLLC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits and consulting on financial accounting/reporting standards.

(3) Tax Fees - These are fees for professional services performed by Arnett & Foster, PLLC with respect to tax compliance, tax advice and tax planning. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4) All Other Fees - These are fees for other permissible work performed by Arnett & Foster, PLLC that does not meet the above category descriptions. All services rendered by Arnett & Foster, PLLC are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee.

The Audit and Compliance Committee’s pre-approval policies for audit and non-audit services provided to the Company by Arnett & Foster, PLLC are as follows:

•	Any proposed services that would result in fees exceeding 5% of the total audit fees require specific pre-approval by the Audit and Compliance Committee.

•
Any proposed services that would result in fees of less than 5% of the total audit fees may be commenced prior to obtaining pre-approval of the Audit and Compliance Committee. However, before any substantial work is completed, Arnett & Foster, PLLC must obtain the approval of such services from the Chairman of the Audit and Compliance Committee.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which are the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining Arnett & Foster PLLC’s independence. For more information concerning the Company’s Audit and Compliance Committee, see page 4 of these annual meeting materials.

AUDIT AND COMPLIANCE COMMITTEE

Thomas J. Hawse, III, Chairman
John W. Crites
Gerald W. Huffman
Charles S. Piccirillo

EXECUTIVE OFFICERS

    The names of the Executive Officers of Summit Financial Group, Inc. as of March 10, 2006, the present position and business position of such officers and the number of shares of Common Stock of the Company beneficially owned by such Executive Officers are as follows:

Name and Age as of the May 18, 2006 Meeting Date	Position, Principal Occupation and Business Experience	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2006
		Shares	%
H. Charles Maddy, III ...……43	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002, Chairman of FHLB Audit Committee. Chairman of Summit Community Bank Board of Directors since 2002.	89,758(1)	1.22%
Ronald F. Miller ……………62	Director of Summit Financial Group since 1998. President and CEO of Shenandoah Valley National Bank since 1998.	41,549(2)	*
C. David Robertson…….......62	President and Chief Executive Officer of Summit Community Bank since 1999.	41,765(3)	*
Patrick N. Frye...……………47

Director of Summit Financial Group since 2000. Senior Vice President and Chief Credit Officer of Summit Financial Group, Inc., since December, 2003. President and CEO of Summit Community Bank from 1998 to 2004.
		32,893(4)	*
Robert S. Tissue…………….42	Senior Vice President and Chief Financial Officer of Summit Financial Group since 1998.	63,392(5)	*
Scott C. Jennings……………44	Senior Vice President and Chief Operating Officer of Summit Financial Group since 2000. Vice President and Director of Technology and Loan Administration of Summit Financial Group, 1999 - 2000.	35,307(6)	*
Douglas T. Mitchell…...……42	Senior Vice President and Chief Banking Officer of Summit Financial Group since September, 2005. Senior Vice President of SunTrust Bank 2002-2005. Area Vice President of Chevy Chase Bank 2000-2002.	12,000(7)	*

(1)	Includes 1,172 shares owned by spouse, 17,220 fully vested shares held in Company’s ESOP and exercisable stock options for 64,800 shares.
(2)	Includes 4,919 fully vested shares held in Company’s ESOP and exercisable stock options for 36,240 shares.
(3)	Includes 1,670 shares owned by spouse, 4,015 fully vested shares held in Company’s ESOP and exercisable stock options for 16,080 shares.
(4)	Includes 3,158 fully vested shares held in Company’s ESOP and exercisable stock options for 25,440 shares.
(5)	Includes 3,384 fully vested shares held in Company’s ESOP and exercisable stock options for 48,670 shares.
(6)	Includes 8,667 fully vested shares held in Company’s ESOP and exercisable stock options for 26,640 shares.
(7)	Includes exercisable stock options for 10,000 shares.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE
ON EXECUTIVE COMPENSATION

Duties of the Compensation and Nominating Committee

Summit’s Compensation and Nominating Committee (the “Committee”) administers Summit’s executive compensation program. In this regard, the role of the Committee is to annually review, approve, and report to the Board of Directors all compensation arrangements for the President and CEO of the Company and for all executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act. With respect to the President and CEO’s compensation, the Committee reviews and approves corporate goals and objectives of the Company relevant to the President and CEO’s compensation, evaluates the CEO’s performance in light of these goals and objectives and reviews and approves all compensation arrangements. The Committee also approves and reports to the Board of Directors all grants of stock options under the Officer Stock Option Plan. The Committee’s charter, attached hereto as Appendix A, reflects these various responsibilities. The Committee annually reviews the charter and recommends any proposed changes to the Board of Directors of the Company for approval. The Committee is composed entirely of non-employee, independent directors except for Mr. Bean. The Committee meets at scheduled times during the year as required, generally one to two times. The Committee reports on Committee actions at Board meetings. The Committee has the authority to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.

Overview of Compensation Philosophy

The Company’s executive compensation program is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage ownership of Company common stock by executive officers.

The Company’s fundamental philosophy is to closely link executive compensation with the achievement of annual financial and non-financial performance goals. It is the Committee’s practice to provide a balanced mix of cash and equity-based compensation that the Committee believes promotes the best interests of the Company’s executives and the Company’s shareholders.

As discussed below, the program consists of, and is intended to balance, three elements:

•
Salaries. Salaries are based on the Committee’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $1 billion - $5 billion.

•	Annual Incentive Compensation. Executive Annual Incentive Compensation is based on an evaluation of both individual and Company performance against qualitative and quantitative measures.

•
Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock.

Setting Executive Compensation

In setting the annual base salary and the performance goals that must be satisfied for executives to receive incentive compensation, the Committee reviews executive compensation information from the Peer Group. The Committee does not use a specific formula to set pay in relation to this market data. For 2005, the total compensation of Mr. Maddy and the other executive officers generally fell in the median range of total compensation paid by the Peer Group to their executives holding equivalent positions. The Board and the Committee believe that position was consistent with the performance and size of the Company compared to the Peer Group.

Salaries

The first element of the executive compensation program is salaries. The Board and the Committee have directed a mix of the Company’s executive compensation that favors incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Board intends to continue this emphasis in 2006. In setting the base salary for the President and CEO and in reviewing and approving the salaries for the other executive officers, the Committee first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting salaries, the Committee and the Board do not use a predetermined formula. Instead, the salaries of the President and CEO and the other executive officers are based on:

•	the Board’s review of the President and CEO’s evaluation of each officer’s individual job performance, and the Board’s evaluation of the CEO’s job performance;

•	an assessment of the Company’s performance;

•	the perquisites provided to the CEO and other named executive officers;

•	a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions;

•	a consideration of aggregate amount of all components of compensation paid to the President and CEO and other executive officers; and

•	the complexity of the job duties of the indicated executive as compared to the perceived complexity of the duties of similar executives in other companies.

Once the base salary is set, it does not depend on the Company’s performance.

Annual Incentive Compensation

The second element of the executive compensation program is primarily the Incentive Compensation Plan. The purpose of the Company’s Incentive Compensation Plan is to motivate and reward eligible employees for their contributions to the Company’s performance by making a large portion of their cash compensation variable and dependent upon the Company’s performance. The Committee annually adopts an Incentive Compensation Plan. For 2005, all bonuses awarded under the Incentive Compensation Plan were based on a formula which primarily considers the return on average equity of the Company and its bank subsidiaries.

With respect to Messrs. Miller and Robertson, the Company has established an annual incentive compensation plan which includes specific performance goals and business criteria based on their achievement of the net income budgets for their respective subsidiary banks. However, if the payments due to Messrs. Miller and Robertson under the Incentive Compensation Plan exceed those payments due under these plans, then Messrs. Miller and Robertson are entitled to receive only the payments under the Incentive Compensation Plan.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation.

Officer Stock Option Plan. The main component of the long-term incentive compensation program is the Officer Stock Option Plan. At our 1998 Annual Meeting of Shareholders, the shareholders approved the Officer Stock Option Plan. The purpose of the Officer Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. Under this plan, the Company may award options for up to 960,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries. Each option granted under the Plan must have an exercise price of no less than the fair market value of Company’s common stock as of the date of grant. Options granted under the plan vest according to a schedule designated at the grant date. Annual stock option grants for executive officers are a key element of market-competitive total compensation. In 2005, the Committee approved annual stock option grants for the executive officers based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year.

Supplemental Executive Retirement Plan. In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Summit Financial Group, Inc. and its affiliates have implemented an executive retirement plan with an endorsement split dollar life insurance plan for the benefit of certain executives of the Company. In this section, Company includes Summit’s bank subsidiaries.

The Plan is called the Supplemental Executive Retirement Plan and was designed to provide an annual retirement benefit that will grow on a tax-deferred basis. These benefits, when added to the retirement benefits that will be provided by the Company’s defined contribution plan and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Supplemental Executive Retirement Plan is also designed to provide these benefits with the least risk to the Company’s safety and soundness and at the least possible cost. A portion of the benefits is determined by an indexed formula. The index used in this plan to calculate the amount of the retirement benefit is the earnings on a specific life insurance policy. The Company retains the opportunity costs on the premiums paid. Any earnings in excess of the opportunity costs are accrued to a liability reserve account for the benefit of the executive. At retirement, this liability reserve account is paid out over a specified period of years. These payments will continue for the life of the executive.

The Company’s obligations under the retirement benefit portion of this plan are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, offset all of the plan’s costs during the life of the executive and provide a complete recovery of all plan costs at the executive’s death. The Company is the sole owner of all policies.

The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer. The Bank owns the policy and its entire surrender value.

For each of the Named Executive Officers (defined as the CEO and the five (5) most highly compensated Executive Officers other than the CEO who earn salaries and bonuses in excess of $100,000), the average estimated annual lifetime benefits payable upon retirement at normal retirement age are as follows: H. Charles Maddy, III - $175,000; Ronald F. Miller - $50,000; C. David Robertson - $50,000; Patrick N. Frye - $125,000; Scott C. Jennings - $125,000 and Robert S. Tissue - $125,000.

Plans Covering All Employees

Employee Stock Ownership Plan. The Company also maintains an Employee Stock Ownership Plan (ESOP) which covers substantially all employees. Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate. Vesting occurs at the rate of 0% for the first and second year of credited service and 20% for each year thereafter. Under the provisions of the ESOP, employee participants in the ESOP are not permitted to contribute to the ESOP, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company’s Board of Directors.

401(k) Profit Sharing Plan. The Company has a defined contribution profit-sharing plan with 401(k) provisions covering substantially all employees. Any employee who is at least 21 years of age, completed one year of service, and is employed in a position requiring at least 1,000 hours of service per year is eligible to participate. Vesting of discretionary contributions occurs at the rate of 0% for the first and second year of credited service, and 20% per year thereafter. Under the provisions of the plan, the Company matches 25% of the participant’s salary reduction contributions, up to 4% of such participant’s compensation. These matching contributions shall be fully vested at all times. The Company may also make optional contributions at the discretion of the Company’s Board of Directors.

Evaluation of Executive Performance

The Committee does not usually rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the President and CEO and the Company’s other Named Executive Officers. Instead, the Committee considers:

•	management’s overall accomplishments;

•	the accomplishments of the individual executives;

•	the Company’s financial performance; and

•	other criteria discussed below with respect to the President and CEO.

Compensation of the President and CEO

On December 6, 2005, the Compensation Committee met to determine the compensation package for the CEO and the other Company executive officers. Upon review of peer group information and based on the Company’s performance, Mr. Maddy’s salary was increased to $ 375,000 for 2006 under the terms of the Employment Agreement.

In 2005, Mr. Maddy was awarded a bonus of $148,940 pursuant to the Company’s Incentive Compensation Plan. This bonus was based on the Company’s financial performance.

In 2005, Mr. Maddy was also awarded stock options for 15,000 shares of the Company’s stock in accordance with the Officer Stock Option Plan. The Committee also reviewed Mr. Maddy’s perquisites and other compensation paid to Mr. Maddy for 2005 and found these amounts to be reasonable.

In awarding Mr. Maddy the above compensation, the Committee considered the Company’s financial performance, Mr. Maddy’s contributions to the Company’s financial performance, the Company’s growth and expansion of its existing markets and expansion into new markets and new financial service products and the enhancement of shareholder value.

Conclusion

The Committee has reviewed all components of the President and CEO’s compensation including salary, bonus, equity and long-term incentive compensation, accumulated, realized and unrealized stock option gains, the dollar value of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation plans and projected payout obligations under various termination scenarios. Based on this review, the Committee finds that the President and CEO’s total compensation in the aggregate is reasonable and not excessive.

Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive performance based compensation program helps to achieve this objective by aligning the interests of the CEO and the other Named Executive Officers with those of shareholders. We believe the Company’s 2005 compensation met those objectives.

COMPENSATION AND NOMINATING COMMITTEE

Oscar M. Bean
John W. Crites
James P. Geary
Thomas J. Hawse III
Phoebe F. Heishman
G. R. Ours, Jr.
Charles S. Piccirillo

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Cash Compensation

The table below sets forth the cash compensation of the Company’s CEO and the five most highly compensated Executive Officers other than CEO who earned $100,000 or more in salary and bonus for the years ended December 31, 2005, 2004, and 2003.

Summary Compensation Table
	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)	Securities Underlying Options	All Other Compensation(2)
H. Charles Maddy, III President and Chief Executive Officer - Summit Financial Group	2005 2004 2003	$345,833 $300,000 $270,000	$148,940 $151,765 $97,337	- - -	15,000 12,000 12,000	$50,909 $49,506 $47,620
C. David Robertson President and Chief Executive Officer - Summit Community Bank	2005 2004 2003	$170,000 $147,250 $137,200	$86,294 $45,000 $29,731	- - -	6,000 6,000 6,000	$96,069 $22,330 $20,040
Patrick N. Frye Senior Vice President and Chief Credit Officer of Summit Financial Group	2005 2004 2003	$150,000 $140,000 $130,000	$88,262 $69,933 $60,103	- - -	10,000 8,000 6,000	$32,175 $30,391 $25,518
Ronald F. Miller President and Chief Executive Officer - Shenandoah Valley National Bank	2005 2004 2003	$170,000 $152,500 $137,200	$107,757 $99,227 $10,200	- - -	6,000 6,000 6,000	$102,108 $26,858 $24,044
Scott C. Jennings Senior Vice President and Chief Operating Officer - Summit Financial Group	2005 2004 2003	$140,100 $125,100 $110,100	$88,262 $93,227 $60,659	- - -	10,000 8,000 7,000	$24,788 $17,844 $18,312
Robert S. Tissue Senior Vice President and Chief Financial Officer - Summit Financial Group	2005 2004 2003	$140,000 $125,000 $110,000	$88,262 $93,227 $60,659	- - -	10,000 8,000 7,000	$19,249 $17,008 $13,205

(1)

After valuing each perquisite using incremental cost to the Company, management of the Company concluded that none of the Named Executive Officers received perquisites or other personal benefits, securities or property during 2005 which, in the aggregate cost the Company an amount that equaled or exceeded the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus earned during the year.

(2)
Amount for 2005 includes payments made to the Company’s 401(k) Profit Sharing Plan and ESOP on behalf of Mr. Maddy ($23,818), Mr. Robertson ($18,700), Mr. Frye ($16,500), Mr. Miller ($18,700), Mr. Jennings ($15,411), and Mr. Tissue ($15,400). The 2005 amount also includes fees paid to Mr. Maddy ($14,625), Mr. Robertson ($5,375), Mr. Frye ($9,375), and Mr. Miller ($9,125) as members of the Company’s and its subsidiary banks’ Boards of Directors. Finally, the amount shown includes the 2005 vested amount for the benefit of Mr. Maddy ($11,946), Mr. Robertson ($71,331), Mr. Frye ($5,615), Mr. Miller ($73,542), Mr. Jennings ($9,019), and Mr. Tissue ($3,400) in connection with the Company’s Supplemental Executive Retirement Plan and the value of Mr. Maddy’s ($520), Mr. Robertson’s ($663), Mr. Frye’s ($685), Mr. Miller’s ($741), Mr. Jennings ($358) and Mr. Tissue’s ($449) split dollar life insurance benefit included in the Plan.

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION
FOR YEAR 2005

STOCK OPTION GRANTS IN 2005

This table shows all options to purchase our common stock granted to each applicable Named Executive Officer in 2005.

	Stock Option Grants in 2005
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in 2005	Exercise or Base Price ($/Shr.)(2)	Expiration Date	Grant Date Present Value (3)
H. Charles Maddy, III	15,000	18%	24.44	12/06/15	$121,050
Scott C. Jennings	10,000	12%	24.44	12/06/15	$80,700
Robert S. Tissue	10,000	12%	24.44	12/06/15	$80,700
Patrick N. Frye	10,000	12%	24.44	12/06/15	$80,700
C. David Robertson	6,000	7%	24.44	12/06/15	$48,420
Ronald F. Miller	6,000	7%	24.44	12/06/15	$48,420

(1) Option grants for 2005 were fully vested at the time of grant. The options are exercisable over ten (10) years commencing on the date of grant. The Company accelerated the vesting of certain options granted in 2004 to eligible officers for which the exercise price was greater than the market price of the Company’s stock at the time of acceleration. See “Granting of Fully Vested Options and Acceleration of Options” on page 26.

(2) The exercise price for all stock option grants shown in this column is the average of the closing prices reported on the last five (5) business days prior to the grant date on which Summit’s common stock traded.

(3) The Black-Scholes option pricing model was used to estimate grant date present values. The values indicated were calculated using the following assumptions: (i) an expected volatility of 25%, (ii) an expected dividend yield of 1.25%, (iii) a risk-free interest rate at the date of grant based upon a term equal to the expected life of the option of 4.44%, (iv) an expected option life of 8 years, equal to the anticipated period of time from date of grant to exercise, and (v) no discounts for non-transferability or risk of forfeiture. These estimated values have been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission and represent theoretical values. The actual value, if any, the executive may realize will depend upon the increase in the market value of our common stock through the date of exercise.

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table sets forth certain information regarding individual exercises of stock options during 2005 by each applicable Named Executive Officer.

Name	Aggregate Stock Option Exercises in 2005 and 12/31/2005 Stock Option Values
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Stock Options at 12/31/2005	Value of Unexercised In-the-Money Stock Options at 12/312005 ($)(1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
H. Charles Maddy, III	2,000	$53,760	64,800 / 11,200	$594,434 / $95,506
Scott C. Jennings	-	-	26,640 / 6,760	$104,642 / $59,164
Robert S. Tissue	-	-	48,640 / 6,760	$497,902 / $59,164
Patrick N. Frye	-	-	25,440 / 6,160	$88,942 / $56,050
C. David Robertson	3,160	$76,880	16,080 / 6,160	$37,951 / $56,050
Ronald F. Miller	-	-	36,240 / 6,160	$391,526 / $56,050

(1)   The “Value of Unexercised in-the-Money Options at 12/31/2005” is equal to the difference between the Option Exercise Price and Summit’s Common Stock Closing Price on December 31, 2005 of $22.98.

Granting of Fully Vested Options and Acceleration of Options

The Financial Accounting Standards Board has adopted SFAS 123R which requires companies to recognize expense relative to options vesting after January 1, 2006. Based on the changes to the accounting rules applicable to the expensing of options, the Compensation and Nominating Committee decided to grant fully vested options in 2005 to the eligible officers and to accelerate the vesting of certain options granted in 2004 to eligible officers for which the exercise price was greater than the market price of the Company’s stock at the time of acceleration. By fully vesting the options granted in 2005 and accelerating the vesting of options granted in 2004, the Company will eliminate a total pre-tax compensation expense of approximately $850,000 in future years.

The Company has imposed restrictions on the sale of the stock underlying the accelerated 2004 options. For the accelerated options, an employee may not sell the underlying stock until the original date on which the option would have vested had the Company not accelerated vesting.

SUMMARY OF COMPENSATION AGREEMENTS

The Company has entered into employment agreements with Messrs. Maddy, Miller, Robertson, Frye, Jennings and Tissue described more fully below.

Compensation Agreements - Mr. Maddy

On March 4, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) and a new Change in Control Agreement (the “Change in Control Agreement”) with H. Charles Maddy, III, Chief Executive Officer of Summit. The Change in Control Agreement supersedes Mr. Maddy’s Change in Control Agreement dated as of January 26, 1996.

Employment Agreement

The term of the Employee Agreement is three years, commencing on March 4, 2005, and ending on March 4, 2008. Under the terms of the Employment Agreement, Summit will review the Employment Agreement annually and may, with the approval of Mr. Maddy, extend the term of the Employment Agreement annually for additional one year periods (so that the actual term of the Employment Agreement will always be between two and three years). At its meeting on December 6, 2005, the Compensation and Nominating Committee extended Mr. Maddy’s Employment Agreement for an additional year until March 4, 2009. Mr. Maddy approved this extension.

Under the Employment Agreement, Mr. Maddy will receive a base salary of $350,000 per year (the “Base Salary”). Mr. Maddy’s performance is evaluated by the Compensation and Nominating Committee (the “Committee”) at least once every twelve-month period. The Committee determines whether to increase Mr. Maddy’s base salary based upon such evaluation. All references to base salary in the Employment Agreement and the Change in Control Agreement include any subsequent increases. Mr. Maddy is also entitled to receive incentive pay in accordance with bonus plans adopted by Summit’s Board of Directors, fringe benefits, club and organization memberships and dues, and reimbursement for business expenses.

The Employment Agreement may be terminated based on one of the following:

•	By mutual agreement of the parties

•	Upon the death of Mr. Maddy

•	Upon the disability of Mr. Maddy

•	By Summit, for cause (as defined in the Employment Agreement)

•	Upon a Change of Control (as provided in the Change in Control Agreement)

•	By Mr. Maddy, upon material breach by Summit

•	By Mr. Maddy, based on insolvency not attributable to Mr. Maddy

Under the Employment Agreement, Mr. Maddy is entitled to certain termination payments. If Mr. Maddy is terminated by mutual agreement, then he is entitled to receive a termination payment equal to an amount agreed to by the parties. If Mr. Maddy is terminated for cause based generally on his gross negligence, then Mr. Maddy will not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy is terminated for cause based on his negligence, malfeasance, or misfeasance, then Mr. Maddy is entitled to receive his Base Salary without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy is terminated for death or disability, Mr. Maddy is entitled to three times his Base Salary. If Mr. Maddy terminates his employment based on a material breach by Summit, then Mr. Maddy is entitled to an amount equal to two times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy voluntarily terminates, and there is no material breach by Summit, then Mr. Maddy does not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy’s employment is terminated pursuant to the provisions of the Change in Control Agreement, then Mr. Maddy would be entitled to the compensation set forth in the Change in Control Agreement as described below.

Under the Employment Agreement, for a period of two years after Mr. Maddy’s employment with Summit is terminated for any reason (other than for cause based on negligence, malfeasance or misfeasance, insolvency of Summit not attributable to Mr. Maddy, or material breach by Summit), Mr. Maddy agrees not to engage directly or indirectly in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, in certain designated locations in Virginia, or in any location identified by Summit in its three-year strategic plan as a location for future expansion (the “Restricted Area”).

For a period of one year after Mr. Maddy’s employment with Summit is terminated for cause arising from negligence, malfeasance or misfeasance, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area.

Change In Control Agreement

Under the Change in Control Agreement, after a Change of Control (as defined below), Mr. Maddy is required to work for the acquiring company for a period of one year in order to facilitate management continuity and to promote an orderly transition of ownership (the “Transition Period”). Upon expiration of this Transition Period, Mr. Maddy is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

Under the Change in Control Agreement, Mr. Maddy has the option to terminate within six months of a Change of Control. In this case, Mr. Maddy would be entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

If Mr. Maddy terminates his employment after the first six months following the Change of Control, but before completion of the Transition Period, Mr. Maddy is not entitled to a severance payment under the Change in Control Agreement.

If Mr. Maddy terminates for Good Reason (as defined below) or is terminated under circumstances constituting wrongful termination, then Mr. Maddy would be entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a Change in Control or (b) his Salary in effect on the date of termination of his Employment Agreement under the Change in Control Agreement. If Mr. Maddy is terminated as a result of disability or death, Mr. Maddy would receive three times his Salary in effect immediately prior to the date of consummation of a Change in Control or in effect on the date of termination of his employment.

Under the Change in Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area for a period of three years after expiration of the Transition Period. If Mr. Maddy’s employment with Summit is terminated for any reason other than Mr. Maddy’s disability, retirement, Good Reason, or termination at Mr. Maddy’s option, Mr. Maddy agrees that for a period of one year, he will not, directly or indirectly, engage in the business of banking in the Restricted Area.

Under the Change in Control Agreement, a “Change of Control” is deemed to occur in the event of

•
a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or

•
the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (⅔) of the directors at the beginning of the period, or

•	the consummation of a “Business Combination” as defined in the Company’s Articles of Incorporation.

Under the Change in Control Agreement, Mr. Maddy may voluntarily terminate his employment for Good Reason which arises if one of the following occurs:

•	a decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without the executive’s consent;

•	a material reduction in the importance of the executive’s job responsibilities without his consent;

•	geographical relocation of the executive without his consent, to an office more than twenty (20) miles from his location at the time of a change of control;

•	failure by the Company to obtain assumption of the contract by its successor;

•	failure of the Company to give notice of termination as required in the Agreement; or

•
any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change in control without his prior written consent (except for good cause, death, disability or retirement).

Compensation Agreements - Messrs. Miller and Robertson

On August 1, 1998, the Company entered into an Employment Agreement with Ronald Miller. The Employment Agreement was subsequently amended on July 1, 2000. On July 6, 2004, the Company entered into an Amended and Restated Employment Agreement with C. David Robertson. The Amended and Restated Employment Agreement supersedes the Employment Agreement with Mr. Robertson dated February 5, 1999, as amended on December 12, 2000. The Employment Agreement with Mr. Miller and the Amended and Restated Employment Agreement with Mr. Robertson are each referred to as the “Employment Agreement”.

Mr. Miller’s Employment Agreement provides for a three (3) year term commencing on July 1, 2000. Mr. Miller’s Employment Agreement automatically renewed on July 1, 2003, and every three years thereafter unless either the Board of Directors of the Company or Mr. Miller provides contrary written notice. Mr. Robertson’s Employment Agreement provides for a five (5) year term commencing on July 1, 2004. Mr. Robertson’s Employment Agreement requires the Company’s Board of Directors to review his Employment Agreement annually after expiration of its term. With the consent of Mr. Robertson, the Employment Agreement may be renewed annually for additional one-year terms, in which case the term shall end one year from the date on which it is last renewed.

Mr. Miller’s Employment Agreement provides that he will receive a base salary of $125,000 per year effective March 1, 2000, and that he will be considered for salary increases on the basis of cost of living increases beginning with the year ended December 31, 2000. Mr. Robertson’s Employment Agreement provides that his base salary will be as mutually agreed to by the Company and Mr. Robertson. Mr. Robertson will be considered for salary increases on the basis of the cost of living increases and increases in responsibility. Each of them is also eligible to receive incentive bonuses subject to goals and criteria determined by the Board of Directors of the Company.

Under their Employment Agreements, these individuals participate in specified incentive compensation plans. Each individual is entitled to receive employee pension and welfare benefits, including the Supplemental Executive Retirement Plan benefits described on page 21 of these proxy materials. Each also is entitled to receive group employee benefits, such as sick leave, vacation, group disability and life and accident insurance. Non-cash compensation includes the payment of club memberships and the lease of a vehicle.

In addition, Ronald F. Miller and C. David Robertson have change in control provisions included in their Employment Agreements. The change in control provisions in the Employment Agreements are referred to as the “Agreements”. The Board of Directors determined that such arrangements were appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia. The Agreements were not undertaken in the belief that a change of control of the Company was imminent.

Generally, the Agreements provide severance compensation to Messrs. Miller and Robertson, if their employment should end under certain specified conditions after a change of control. Compensation is paid upon an involuntary termination following a change of control unless the executive is terminated for cause. In addition, compensation will be paid after a change of control if either of these persons voluntarily terminates employment because of:

•	a decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without the executive’s consent;

•	a material reduction in the importance of the executive’s job responsibilities without his consent;

•	geographical relocation of the executive without his consent, to an office more than twenty (20) miles from his location at the time of a change of control;

•	failure by the Company to obtain assumption of the contract by its successor;

•	failure of the Company to give notice of termination as required in the Agreement; or

•
any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change in control without his prior written consent (except for good cause, death, disability or retirement).

Under the Agreements, a “change of control” is deemed to occur in the event of

•
a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or

•
the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (⅔) of the directors at the beginning of the period, or

•	the consummation of a “Business Combination” as defined in the Company’s Articles of Incorporation.

Messrs. Miller and Robertson severance benefits include:

•
cash payment equal to their monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is eighteen (18) months after the date of consummation of the change of control;

•
payment of cash incentive award, if any, under the Company’s bonus plan; continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of eighteen (18) months following the date of termination.

The Agreements do not effect the right of the Company to terminate Messrs. Miller or Robertson or change their salary or benefits with or without good cause, prior to any change of control. However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the Agreements and will entitle the executive to the benefits under the Agreements, absent clear and convincing evidence to the contrary.

Under the Employment Agreements, Messrs. Miller and Robertson are subject to non-competition and non-solicitation clauses. For a period of three (3) years after Mr. Miller’s employment with the Company is terminated for any reason (other than Mr. Miller’s disability), Mr. Miller is not permitted to engage in the business of banking in the City of Winchester or the County of Frederick, Virginia. Mr. Robertson’s Employment Agreement provides that for a period of three (3) years after Mr. Robertson’s employment with the Company is terminated for any reason (other than Mr. Robertson’s disability or Good Reason, as such term is defined in the Employment Agreement), Mr. Robertson is not permitted to engage in the business of banking in the City of Charleston or the counties of Kanawha and Greenbrier, West Virginia, or in any other county in which the Company has operating offices at the time of termination. The business of banking under both Employment Agreements means Mr. Miller’s or Mr. Robertson’s presence or work in a bank office in the specified geographic area or Mr. Miller’s or Mr. Robertson’s solicitation of business from clients with a primary or principal office in the specified geographic region.

In addition, during Mr. Miller’s and Mr. Robertson’s employment with the Company and for three (3) years after their employment with the Company is terminated for any reason (other than disability), Messrs. Miller and Robertson are not permitted to directly or indirectly solicit, induce or recruit another person employed by the Company or its affiliates to terminate his or her employment for the purpose of joining or becoming an employee with any business which is in competition with any business or activity engaged in by the Company or its affiliates.

Compensation Agreements - Messrs. Frye, Jennings and Tissue

On January 3, 2006, the Company entered into Employment Agreements with three of its executive officers, Patrick N. Frye, Scott C. Jennings and Robert S. Tissue. Mr. Frye is the Chief Credit Officer of the Company; Mr. Jennings is the Chief Operating Officer of the Company; and Mr. Tissue is the Chief Financial Officer of the Company. Mr. Frye’s Employment Agreement supersedes his Employment Agreement dated as of April 1, 1999, as amended. The Employment Agreements are substantially identical in all material respects.

The term of each Employee Agreement is three years, commencing on January 3, 2006, and ending on January 3, 2009. Under the terms of the Employment Agreement, the term shall automatically extend for unlimited additional one (1) year renewals, unless terminated by one of the parties as provided in the Employment Agreement.

Under each Employment Agreement, Messrs. Frye, Jennings and Tissue will receive a base salary of not less than $150,000 (the “Base Salary”). Messrs. Frye, Jennings and Tissue are also entitled to receive incentive pay in accordance with bonus plans adopted by the Company’s Board of Directors, fringe benefits, club and organization memberships and dues, and reimbursement for business expenses.

The Employment Agreements may be terminated based on one of the following:

•	Termination for Good Cause (as defined by the Employment Agreement)

•	Termination Not for Good Cause (as defined by the Employment Agreement)

•	Termination upon a Change of Control (as defined by the Employment Agreement)

Under the Employment Agreements, a “Change in Control” is deemed to occur in the event of:

•
a change of ownership of the Company that would have to be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” and/or entity as defined by securities regulations and law (other than the Company or any Company employee benefit plan), of direct or indirect “beneficial ownership,” as defined by securities regulations and law, of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

•
the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board of Directors of the Company for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved by at least two-thirds (2/3) of the directors at the beginning of the period; or

•	the consummation of a “Business Combination” as defined in the Company’s Articles of Incorporation.

Corporate restructuring of the Company and/or its affiliates will not be construed as a “Change in Control” absent one or more of the conditions set forth above.

Messrs. Frye, Jennings and Tissue are required to perform all of the duties and responsibilities that may be assigned to each of them from time to time by the Chief Executive Officer and/or the Board of Directors of the Company. Any material changes to Messrs. Frye’s, Jennings’ and Tissue’s duties or obligations must have been determined by the Board of Directors and/or the Chief Executive Officer, in their reasonable discretion, to be commensurate with duties and obligations that might be assigned to other similarly-situated executive officers of the Company. No later than five (5) days after the Company materially changes Messrs. Frye’s, Jennings’ and Tissue’s duties or obligations, Messrs. Frye, Jennings and Tissue must give the Company written notice if he believes a breach of this provision has occurred, and the Company has a reasonable opportunity to cure the cause of the possible breach. Failure by Messrs. Frye, Jennings and Tissue to give the required notice constitutes a waiver of his rights to claim a breach of this provision arising from the specific duties or obligations then at issue. If it is determined through arbitration that the Company breached this provision, then any damages received by Messrs. Frye, Jennings and Tissue are limited to the amount Messrs. Frye, Jennings and Tissue would be entitled to had he been terminated not for Good Cause (as defined in the Employment Agreement).

Messrs. Frye, Jennings and Tissue are entitled to certain termination payments under the Employment Agreements. If Messrs. Frye, Jennings or Tissue are terminated not for Good Cause (as defined by the Employment Agreement), then the terminated executive officer is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to 100% of his then current annual base salary, whichever is greater.

If Messrs. Frye’s, Jennings’ or Tissue’s employment is terminated upon a Change in Control, then the terminated executive officer would be entitled to compensation under certain circumstances. If Messrs. Frye, Jennings or Tissue terminates for Good Reason (as defined in the Employment Agreement) or are terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer would be entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of Change of Control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary.

Under the Change in Control provisions, Messrs. Frye, Jennings and Tissue have the option to terminate within six months of a Change of Control in the Employment Agreement. In this case, the executive officer would be entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement).

Under the Employment Agreement, Messrs. Frye, Jennings and Tissue are subject to non-competition and non-solicitation clauses. For a period of three (3) years after Messrs. Frye’s, Jennings’ or Tissue’s employment with Summit is terminated for any reason, the terminated executive officer shall not: (i) within a seventy-five (75) mile radius of the Company and/or its affiliates directly or indirectly engage in any business or activity of any nature whatsoever that is competitive with the business of the Company or its affiliates, or (ii) sell, or solicit the sale of, any services or products related thereto, directly or indirectly, to any of the Company’s or its affiliates’ customers or clients within the State of West Virginia, the Commonwealth of Virginia or any other states in which the Company and/or its affiliates conduct such business or sell services in the future. Notwithstanding the foregoing, this non-competition covenant shall not apply to the business and activities conducted by Summit Mortgage, a division of Shenandoah Valley National Bank, unless such business and activities are conducted in the State of West Virginia, Virginia or any other state in which other affiliates of the Company also engage in any business or activity or sell or solicit services in the future.

Compensation and Nominating Committee Interlocks and Insider Participation

The Compensation and Nominating Committee consists of the following members: Oscar M Bean, Dewey Bensenhaver, John W. Crites, James P. Geary, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle and Charles S. Piccirillo. No member of the Compensation and Nominating Committee was a member or officer of the Company or any of its subsidiaries during 2005 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company has served as a member of the Compensation and Nominating Committee or as a director of any other entity whose executive officers have served on the Compensation and Nominating Committee of the Company or has served as a director of the Company.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return of Summit’s Common Stock, based on an initial investment of $100 on December 31, 2000, and assuming reinvestment of dividends, with that of the NASDAQ Composite Index (“NASDAQ Composite”).

The graph below also compares the cumulative total return of Summit’s Common Stock with that of two peer groups. The “Peer Group Old” consists of publicly-traded bank holding companies headquartered in West Virginia and Virginia having total assets between $500 million and $1 billion. The “Peer Group New” consists of publicly-traded bank holding companies headquartered in West Virginia and Virginia having total assets between $500 million and $2.0 billion. The Company intends to replace the Peer Group Old index, which it has used in this presentation since 2004 as a peer group index, with the Peer Group New index in future presentations as the Company’s assets now exceed $1 billion.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Summit Financial Group, Inc.	100.00	173.18	237.62	421.49	689.65	566.18
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
Peer Group Old	100.00	143.98	183.24	273.25	284.73	282.53
Peer Group New	100.00	142.66	189.26	272.82	297.57	314.65

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS

Under our Articles of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors. These procedures provide that nominations for Directors at an annual meeting of shareholders must be submitted in writing to the President of the Company at P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836. The nomination must be received no later than:

• thirty (30) days in advance of an annual meeting if at least thirty (30) days prior notice is provided; or

• five (5) days following the day on which the notice of meeting is mailed if less than thirty (30) days notice is given.

The nomination must contain the following information about the nominee and notifying shareholder:

• name of the nominee;

• address of the nominee;

• principal occupation of the nominee;

• the number of shares of common stock held by the notifying shareholder; and

• the name and address of the notifying shareholder.

The chairman of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2007 Annual Meeting of Shareholders must be received by us, Attention: Secretary, at our principal executive offices by December 9, 2006 for inclusion in the proxy statement and form of proxy relating to that meeting.

Stock Transfers

Current market quotations for the common stock of Summit Financial Group, Inc. are available on The NASDAQ SmallCap Market under the symbol “SMMF”.

ANNUAL REPORT

The annual report of the Company for the year ended December 31, 2005 is being mailed concurrently with this Proxy Statement.
The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2005. Requests for copies of such report should be directed to Julie R. Cook, Vice President, Chief Accounting Officer, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or e-mail jcook@summitfgi.com.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

April 10, 2006

Appendix A

COMPENSATION AND NOMINATING COMMITTEE CHARTER

I. Membership Requirements

The Compensation and Nominating Committee of the Board of Directors of Summit Financial Group, Inc. (the “Company”) shall consist of a minimum of four directors. These should include the chair of the Audit and Executive Committees. Members of the committee shall be appointed and may be removed by the Board of Directors. All members of the committee shall be independent directors as determined by the Company’s Board of Directors in accordance with the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). If the committee is comprised of at least three (3) members, one director who is not independent and who is not a current officer or employee or a Family Member (as such term is defined by NASDAQ in its Marketplace Rules), may be a member of the committee if the Company’s Board of Directors determines that such individual’s membership on the committee is required by the best interests of the Company and its shareholders and the Board of Directors discloses, in the proxy statement for the next annual meeting subsequent to such determination, the nature and relationship and the reasons for the determination. A member appointed under this exception may not serve longer than two (2) years.

II. Purpose and Duties and Responsibilities Relating to Nomination of Directors

One purpose of the committee shall be to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines.

In furtherance of this purpose, the committee shall have the following duties and responsibilities:

1. To lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for share owner approval at the annual meeting. The committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the share owners. In identifying first-time nominees for director, or evaluating individuals recommended by stockholders, the Compensation and Nominating Committee shall determine in its sole discretion whether an individual meets the minimum qualifications approved by the Board and may consider the current composition of the Board in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

2. To review the Board of Directors’ committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3. To develop and recommend to the Board of Directors for its approval an annual self-evaluation process of the Board and its committees. The committee shall oversee the annual self-evaluations.

III. Purpose and Duties and Responsibilities Relating to Compensation

Another purpose of the committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all grants of stock options.

A-1

In furtherance of this purpose, the committee shall have the following duties and responsibilities:

1. Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO. In determining long-term incentive compensation of the CEO, the committee will consider the Company’s performance, relative stockholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in the past years. The CEO may not be present during deliberations or voting concerning the CEO’s compensation.

2. Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all Executive Officers.

3. Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.

4. Review and report to the Board of Directors decisions relating to long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the committee will act on behalf of the Board of Directors as the “committee” established to administer equity-based and employee benefit plans, and as such, will discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans.

5. Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.

6. Produce an annual report of the committee on executive compensation for the Company’s annual proxy statement in compliance with applicable NASDAQ and SEC rules.

IV. Authority

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and recommendations to the Board after each committee meeting. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

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☒ PLEASE MARK VOTES	REVOCABLE PROXY
AS IN THIS EXAMPLE	SUMMIT FINANCIAL GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS				With-	For All
OF SUMMIT FINANCIAL GROUP, INC.			For	hold	Except
ON MAY 18, 2006	1.	Election of Directors to serve a three year term until the 2009 Annual Meeting or until their successors are elected and qualified:	☐	☐	☐

The undersigned hereby appoints Russell F. Ratliff, Jr. and Teresa D. Sherman or either of them with full power to act alone		James M. Cookman Thomas J. Hawse, III Gary L. Hinkle Gerald W. Huffman H. Charles Maddy, III
as attorneys and proxies to vote all the shares of the common stock
of Summit Financial Group, Inc. held or owned by the undersigned at the Annual Meeting of Shareholders on May 18, 2006 and at any		INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
adjournments thereof, as follows:

		For	Against	Abstain
2.	To ratify the selection of Arnett and Foster, PLLC as Summit Financial Group, Inc.'s independent registered public accounting firm for the year ended December 31, 2006.	☐	☐	☐
                                                                                    3.  In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

                                                                                             THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY
                                                                                                                                                                          WILL  BE  VOTED AS SPECIFIED.   IF NO CHOICE IS SPECIFIED,
                                                                                                                                                                         THE PROXY WILL BE  VOTED FOR PROPOSALS 1,  2 AND 3.

                                                                                                                                                                      This proxy confers on the proxy holder the power of cumulative voting for the election of Directors and the power to vote cumulatively for less than all of the nominees listed in
                                                       Item 1. If any other business is presented at said meeting, this proxy shall be voted in accordance with the best judgment of the individuals named in this proxy. This proxy may be revoked at any time prior to its exercise in accordance with the procedure set forth in the proxy materials.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Detach above card, sign, date and mail in postage paid envelope provided.

SUMMIT FINANCIAL GROUP, INC.

Shareholder(s) should sign exactly as name(s) appears on the label. Any person signing in fiduciary capacity should please enclose proof of his appointment unless such proof has already been furnished. All joint owners must sign.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.